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HEALTH CARE PROPERTY INVESTORS, INC.                                                               Exhibit 12.2
RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands, except ratios)



                                                                                                         Nine Month
                                                                                                           Period
                                                                                                            Ended
                                                                 Year ended Decemeber 31,                  Sept. 30,
                                                 ----------------------------------------------------     ---------
                                                 1989        1990        1991        1992        1993        1994
                                                 ----        ----        ----        ----        ----        ----
Fixed Charges:
  Interest Expense                              19,642      17,520      20,838      19,780      19,728      15,058
  Capitalized Interest                           1,790       1,359          22         163         931         214
  Pro-Rata Share of Unconsolidated
    Partnerships' Fixed Charges                  1,897       1,927       1,909       1,679       1,207       1,018
  Amortization of Debt Expense and Discount        248         273         285         290         667         163
  Portion of Rental Expense
    Representative of the Interest Factor           88          98          96          98         104          68
                                                -------     -------     -------     -------     -------     -------
  Total                                         23,665      21,177      23,150      22,010      22,637      16,521
                                                =======     =======     =======     =======     =======     =======
Earnings:
  Income from Operations                        17,052      26,897      30,073      39,031      47,506      36,877
  Add Back Fixed Charges                        23,665      21,177      23,150      22,010      22,637      16,521
  Less Capitalized Interest                     (1,790)     (1,359)        (22)       (163)       (931)       (214)
                                                -------     -------     -------     -------     -------     -------
                                                38,927      46,715      53,201      60,878      69,212      53,184
                                                =======     =======     =======     =======     =======     =======
Ratio of Earnings to Fixed Charges                1.64        2.21        2.30        2.77        3.06        3.22
                                                =======     =======     =======     =======     =======     =======
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